UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-50345	20-0154352
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1525 Pointer Ridge Place
Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-430-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2015, Old Line Bancshares, Inc., a Maryland corporation (“Old Line”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Regal Bancorp, Inc., a Maryland corporation (“Regal”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Regal will merge with and into Old Line, with Old Line continuing as the surviving entity (the “Merger”). Immediately following the consummation of the Merger, Regal Bank & Trust, a trust company with commercial banking powers chartered under the laws of the State of Maryland and wholly-owned subsidiary of Regal (“Regal Bank”), will merge with and into Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and wholly-owned subsidiary of Old Line, with Old Line Bank continuing as the surviving entity. The Merger Agreement was approved by the Board of Directors of each of Old Line and Regal. Regal stockholders may seek appraisal rights as objecting stockholders under Maryland law.

Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, holders of Regal common stock will have the right to receive either 0.7718 shares (the “Exchange Ratio”) of Old Line common stock or $12.68 in cash for each share of Regal common stock they own, for aggregate consideration of approximately $5.6 million, and holders of Regal preferred stock will have the right to receive $2.00 in cash for each share of Regal preferred stock they own, or an aggregate of approximately $1.0 million. At least 50% of the shares of Regal common stock will be exchanged for Old Line common stock with the remainder being exchanged for cash in the Merger, depending on the elections of Regal stockholders in this regard and any adjustment necessary to ensure that the Merger is considered a tax-free reorganization for Federal tax purposes. The Exchange Ratio is subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving Old Line common stock.

Old Line has also agreed to pay off approximately $904,000 of certain existing loans to Regal as part of the Merger.

The Merger Agreement contains customary representations and warranties from both Old Line and Regal that are qualified by the confidential disclosures provided to the other party in connection with the Merger Agreement.

Regal has agreed to various customary covenants and agreements, including (1) to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (2) not to engage in certain kinds of transactions or take certain actions during this period (without the prior written consent of Old Line) and (3) to convene and hold a meeting of its stockholders to consider and vote upon the Merger. In addition, subject to certain limited exceptions, Regal is subject to restrictions on its ability to solicit alternative acquisition proposals, provide information and engage in discussions with third parties.

Pursuant to the Merger Agreement, at or prior to December 15, 2015, Old Line may loan Regal sufficient funds to bring current the payment of deferred interest through December 15, 2015 or December 17, 2015, as applicable, on Regal’s subordinated debentures issued to Regal MD Statutory Trust I and Regal MD Statutory Trust II. Regal must satisfy certain conditions as set forth in the Merger Agreement before Old Line will make such loan, but the making of such loan is wholly within Old Line’s discretion.

Old Line has agreed to various customary covenants and agreements, including (1) to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the consummation of the Merger, and (2) not to take certain actions during the interim period between the execution of the Merger Agreement and the consummation of the Merger (without the prior written consent of Regal).

Completion of the Merger is subject to various conditions, including, among others, (a) approval by Regal stockholders of the Merger Agreement and the Merger, (b) effectiveness of the registration statement on Form S-4 for the Old Line common stock to be issued in the Merger, (c) approval of the listing on The NASDAQ Stock Market, LLC of the shares of Old Line common stock to be issued in the Merger, and (d) receipt of required regulatory approvals without the imposition of any condition or requirement that would, in the good faith reasonable judgment of the Board of Directors of either Regal or Old Line, constitute a Burdensome Condition (as defined in the Merger Agreement) or adversely impact the economic or business benefits to Regal or Old Line, as applicable, of the transactions contemplated by the Merger Agreement as to render consummation of the Merger inadvisable. Each party’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations, (iii) not more than 10% of the outstanding shares of Regal’s common stock have properly effected their objection rights under Maryland law, (iv) there shall not have occurred, since the date of the Merger Agreement, a Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to Old Line or Old Line Bank, on the one hand, or Regal or Regal Bank, on the other hand, and (v) the receipt by such party of an opinion from its counsel or a letter from its auditor to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement, in addition to providing that the parties can mutually agree to terminate the Merger Agreement, contains certain termination rights for Old Line and Regal, as the case may be, including upon: (1) final, non-appealable denial of required regulatory approvals or injunction prohibiting the transactions contemplated by the Merger Agreement; (2) January 31, 2016, or April 30, 2016 because of a failure to obtain any required regulatory approval or consent, if the Merger has not been completed by that time; (3) a breach by the other party that is not or cannot be cured within 30 days’ notice of such breach if such breach would result in a failure of the conditions to closing set forth in the Merger Agreement (provided that if the breach can be cured within 60 days’ notice, the cure period will be 60 days); this would include a failure by the Regal Board of Directors to recommend that the Regal stockholders approve the Merger Agreement and the Merger; (4) failure of Regal’s stockholders to approve the Merger Agreement and the Merger; (5) if the Regal Board of Directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to Old Line regarding the Merger Agreement or the Merger; (6) the Regal Board of Directors has made a determination to accept a Superior Proposal or has entered into an agreement with respect to a Superior Proposal; or (7) (a) Old Line or Old Line Bank enter into an agreement with a view to being acquired by, or effecting a business combination, as a result of which Old Line is not the surviving entity or Old Line’s directors, as of the date of the Merger Agreement, do not comprise the majority of the surviving entity’s board of directors, with any entity other than Regal or Regal Bank and (b) the Regal Board of Directors determines that, after considering the advice of counsel, such transaction is not in the best interests of Regal’s stockholders (provided that Regal must exercise this termination option within 30 calendar days after Old Line files a Current Report on Form 8-K regarding events triggering this termination option). A “Superior Proposal” is a third party unsolicited bona fide written proposal to enter into an agreement with Regal on terms that the Regal Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor: (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Regal common stock or all, or substantially all, of the assets of Regal and Regal Bank on a consolidated basis; (ii) would result in a transaction that involves consideration to Regal’s stockholders that is more favorable than the consideration to be paid to Regal’s stockholders pursuant to the Merger Agreement (taking into account all legal, financial, regulatory and other aspects of such proposal and the entity making such proposal); (iii) is not conditioned on obtaining financing (and with respect to which Regal has reasonably assured itself of such entity’s ability to fully finance its proposal); and (iv) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such proposal. In addition, if the volume-weighted average closing price of Old Line common stock during the 30 trading days ending five business days before the effective date of the Merger is less than 80% of $16.43 (the volume-weighted average closing price of the Old Line common stock for the 30 trading days prior to the date the Merger Agreement was executed), and the decrease in such price is more than 20% lower than any decrease in the Nasdaq Bank Stock Index over such period, then Regal may terminate the Merger Agreement, however, Old Line would then have the option to increase the Exchange Ratio so that the per-share common stock consideration is an amount that equals $10.14 per share of Regal Bancorp common stock, in which case no termination will take place.

Upon termination of the Merger Agreement by Old Line pursuant to any of clauses (1), (2), (3), (5) or (6) above, assuming in the case of (1) and (2) that such failure is due to the knowing, willful and intentional actions or inactions of Regal or Regal Bank, and in each case provided that Old Line is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement, then Regal will be obligated to pay Old Line a termination fee of $450,000 in three installments. If Old Line terminates the Merger Agreement pursuant to any other provision because Regal (A) entered into a definitive term sheet, letter of intent or similar agreement with a view to being acquired by, or effecting a business combination with, any entity other than Old Line, (B) entered into an agreement to merge, sell a material portion of its assets, or be acquired by any entity other than Old Line, or (C) entered into an agreement to acquire a material amount of assets or a material equity position in any other entity, whether financial or otherwise in violation of the terms of the Merger Agreement, Regal will be obligated to pay Old Line a termination fee of $450,000 at or prior to the termination. Further, if Regal terminates the Merger Agreement pursuant to any of clauses (1), (2) or (3) above, assuming in the case of (1) and (2) that such failure is due to the knowing, willful and intentional actions or inactions of Old Line or Old Line Bank, and in each case provided that Regal is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement, then Old Line will be obligated to pay Regal a termination fee of $450,000 promptly after termination.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed as an exhibit with an amendment to this Current Report on Form 8-K. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (i) will not survive consummation of the Merger, unless otherwise specified therein, and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement except as a result of fraud or a knowing breach as of the date of the Merger Agreement, and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Old Line or Regal, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Old Line or Regal, their respective affiliates or their respective businesses that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 that will include a Proxy Statement of Regal and a Prospectus of Old Line, as well as in the Forms 10-K, Forms 10-Q and other filings that Old Line makes with the U.S. Securities and Exchange Commission (the “SEC”).

Concurrently with the execution of the Merger Agreement, all of the directors of Regal entered into separate support agreements with Old Line pursuant to which such individuals have agreed, subject to the terms set forth therein, to vote their shares of Regal common stock that they are entitled to vote for the Merger and related matters and to become subject to certain transfer restrictions with respect to their holdings of Regal common stock. The foregoing summary of the support agreements does not purport to be complete and is qualified in its entirety by the text of such agreements, the form of which will be filed as an exhibit with an amendment to this Current Report on Form 8-K.

Important Additional Information.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Old Line will file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus and other documents regarding the proposed transaction. These materials will set forth complete details of the Merger. Regal stockholders and investors are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Old Line, Regal and the proposed transaction.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov. Copies of the documents filed with the SEC by Old Line will be available free of charge on Old Line’s website at www.oldlinebank.com under the tab “Investor Relations” and then under the heading “SEC Filings” or by contacting Mark A. Semanie at (301) 430-2500. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information on Old Line’s website is not, and shall not be deemed to be, a part of this report or incorporated into other filings Old Line makes with the SEC.

Regal and its respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Regal in connection with the Merger. Information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the Merger when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press release, dated August 5, 2015, of Old Line Bancshares, Inc. and Regal Bancorp, Inc. announcing execution of the Merger Agreement

99.2	Investor presentation – overview of the Merger Agreement and the Merger Transaction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date: August 5, 2015	By:	/s/ Elise M. Hubbard
Elise M. Hubbard, Senior Vice President and Chief Financial Officer